                                                                    EXHIBIT 99.2


                                  NEWS RELEASE

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:              FOR FURTHER INFORMATION CONTACT:
NOVEMBER 1, 2001                    MEDIA:  BRUCE STEIMLE (281) 774-2293
                                    ANALYSTS:  MARIO VALAPERTA (832) 513-1242
                                                  OR (815) 439-4074


                       CB&I REPORTS THIRD QUARTER RESULTS
 OPERATING INCOME HIGHEST SINCE IPO; NEW BUSINESS INCREASES 46% FROM PRIOR YEAR

THE WOODLANDS, TEXAS -- Nov. 1, 2001 -- Chicago Bridge & Iron Company N.V. (NYSE: CBI) -- combining the results of its recent acquisitions -- today reported net income from continuing operations excluding special charges more than tripled to $11.5 million -- the highest quarterly total since the Company's initial public offering in March 1997 -- or $0.52 per diluted share for the three months ended September 30, 2001 compared with $3.1 million or $0.33 per diluted share for the third quarter of 2000. As a result of recent acquisitions, weighted average shares outstanding were 22.3 million in the third quarter compared with 9.4 million in the comparable 2000 period. Net income from continuing operations excluding special charges for the first nine months of 2001 increased 132% to $25.6 million or $1.13 per diluted share, compared with $11.1 million or $1.16 per diluted share for the first nine months of 2000.

     For the three months ended September 30, 2001, new business taken increased 46% to $247 million compared with $169 million in 2000. The most significant new contract in the quarter was the previously announced award of an oil sands project in Canada valued in excess of $40 million. In addition, Howe-Baker Engineers was awarded another natural gas project in South America during the quarter that resulted from a joint sales effort with CB&I. For the first nine months of 2001, new business taken increased 61% to $858 million compared with $534 million in the comparable 2000 period. Backlog at September 30, 2001 was $843 million compared with $564 million at the end of the third quarter 2000 and $597 million at year-end 2000.

     "We are pleased to report that CB&I delivered another solid quarter, with earnings that were slightly better than Street expectations," said Gerald M. Glenn, Chairman, President and CEO. "Our operating results remain strong, thanks to sustained improvements in project execution and the successful integration of our acquisitions, in particular efficiencies gained from the combination of CB&I and the Water and Engineered Construction Divisions of Pitt-Des Moines, Inc. Our cost structure has improved and selling and administrative expenses as a percent of revenues continue to decline. We are seeing excellent operating performance in our base business, and our four current elephant projects that are well under way in Nigeria and Latin America are exceeding our original expectations.

     "CB&I has experienced no significant financial impacts from the tragic events of September 11th. While we are seeing some near-term slowness in the timing of the release of new awards, we do not expect any significant revenue or earnings impact, and we remain on track to achieve new business taken in excess of $1 billion this year. We continue to follow a significant number of LNG prospects worldwide, and we expect that with our streamlined cost structure and solid level of base business, any elephant projects that we win will provide attractive incremental operating earnings in future years."

     In the following discussion of third quarter and nine month results, the 2000 periods have been restated to reclassify results to conform with the current year presentation. Inclusive of discontinued operations and special charges, net income for the third quarter of 2001 was $8.0 million or $0.36 per diluted share, compared with net income of $1.2 million or $0.13 per diluted share for the third quarter of 2000. Net income for the first nine months of 2001 was $8.4 million or $0.37 per diluted share, compared with net income of $5.6 million or $0.59 per diluted share for the comparable 2000 period.

     Third quarter revenues increased 86% to $277.8 million from $149.6 million in 2000. Revenues for the first nine months of 2001 increased 70% to $777.0 million from $457.2 million in 2000.

     Gross profit for the three months ended September 30, 2001 was $34.0 million or 12.2% of revenues compared with $15.4 million or 10.3% of revenues in 2000. The improvement in gross margin was due primarily to the inclusion of higher margin work from Howe-Baker International and sustained improvements in project execution. Gross profit for the first nine months of 2001 was $95.0 million or 12.2% of revenues compared with $49.0 million or 10.7 % of revenues in the comparable 2000 period.

     During the third quarter the Company incurred special charges of $5.3 million related primarily to the relocation of the Company's administrative office to The Woodlands, Texas, including costs associated with the separation of senior executives who have elected not to relocate, as well as other moving-related and severance expenses.

     Third quarter 2001 operating income excluding special charges more than tripled to $18.3 million compared with $5.4 million in the prior-year quarter. Operating income excluding special charges for the first nine months of 2001 increased 124% to $44.5 million from $19.8 million for the comparable 2000 period.

     Continued strong cash flow during the quarter resulted in net debt (total debt less cash and cash equivalents) of $45.1 million at September 30, 2001, down from $96.6 million at the end of the first quarter. Capital expenditures during the quarter were $2.3 million compared with $1.5 million in the prior year period. Capital expenditures for the first nine months of 2001 were $6.2 million compared with $5.1 million for the comparable 2000 period. The Company is drawing upon its cash flows to support its previously announced modest stock buyback program.

     During the third quarter, CB&I completed a $75 million private placement of senior notes to a group of institutional investors. The notes carry an interest rate of 7.34% and are due in 2007, with principal reductions annually from 2005 through 2007. Proceeds were used to reduce floating rate debt under the Company's revolving credit facility.

     Subsequent to the end of the third quarter on October 25, the U.S. Federal Trade Commission (FTC) filed an administrative complaint challenging the Company's acquisition of certain assets of one of the two divisions acquired from Pitt-Des Moines, Inc. (PDM) -- the Engineered Construction Division. The FTC's challenge covers the following field erected specialty industrial storage tank product lines in the United States: LNG tanks, LNG peakshaving plants, LNG import terminals, LPG tanks, LIN/LOX/LAR tanks and thermal vacuum chambers. U.S. demand for these products constitutes a small percentage of the capacity that was acquired in the PDM transaction. The product lines challenged by the FTC do not represent (or constitute) commercially viable markets in the United States. For example, the Company is unaware of any thermal vacuum chamber projects in the U.S. in recent years.

     The Company believes the FTC complaint is without substantive merit and intends to defend the action. "We are dismayed with the Commission's decision, and disappointed with the message that bringing this case sends to industry," said Glenn. "We intend to pursue appropriate legal recourse to defend our acquisition. We expect the impact of the FTC proceeding on CB&I's earnings will be minimal in the current year and in 2002."

     "With each quarter that passes, we are experiencing more and more benefits from our successful integration of the Howe-Baker and the PDM acquisitions," Glenn added. "Howe-Baker is winning work outside the U.S. by leveraging the talents of our international sales team. Our product offering is much more comprehensive for both our hydrocarbon and water customers, at a time when demand in these end markets is growing. And we have streamlined our cost structure and strengthened our management team, enabling us to execute our work with more consistent profitability. We are optimistic about our future prospects, and we will continue to focus on the task at hand: providing optimal solutions to our customers and increasing value to our shareholders."

     Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in Amendment No. 1 to the Company's Form S-3 Registration Statement filed with the SEC on November 1, 2001. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

     CB&I is a global specialty engineering and construction company offering a complete package of design, engineering, fabrication, construction and maintenance services. Our products include hydrocarbon processing plants, LNG terminals and peakshaving plants, bulk liquid terminals, water storage and wastewater treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.chicagobridge.com.



                                      # # #

               CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS               NINE MONTHS
                                                      ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                      2001          2000         2001          2000

Revenues                                           $ 277,774     $ 149,552     $ 776,999     $ 457,155
Cost of revenues                                     243,759       134,194       682,032       408,134
                                                   ---------     ---------     ---------     ---------
    Gross profit                                      34,015        15,358        94,967        49,021
    % OF REVENUES                                       12.2%         10.3%         12.2%         10.7%
Selling and administrative expenses                   15,159        10,085        47,690        31,106
    % OF REVENUES                                        5.5%          6.7%          6.1%          6.8%
Intangibles amortization                               1,309           148         3,819           442
Other operating income, net                             (801)         (297)       (1,067)       (2,366)
Special charges                                        5,288           473         7,540         1,991
                                                   ---------     ---------     ---------     ---------
    Income from operations                            13,060         4,949        36,985        17,848
    % OF REVENUES                                        4.7%          3.3%          4.8%          3.9%
Interest expense                                      (2,011)       (1,338)       (6,504)       (3,775)
Interest income                                          517            64         1,468           329
                                                   ---------     ---------     ---------     ---------
    Income before taxes and minority interest         11,566         3,675        31,949        14,402

Income tax expense                                    (2,920)       (1,117)       (8,952)       (4,020)
                                                   ---------     ---------     ---------     ---------
    Income before minority interest                    8,646         2,558        22,997        10,382

Minority interest in (income) loss                      (626)          232        (2,366)         (636)
                                                   ---------     ---------     ---------     ---------
    Income from continuing operations                  8,020         2,790        20,631         9,746
                                                   ---------     ---------     ---------     ---------

Discontinued operations:
    Loss from discontinued operations,
      net of taxes                                        --        (1,572)       (2,321)       (4,123)
    Loss on disposal of discontinued operations,
      net of taxes                                        --            --        (9,898)           --
                                                   ---------     ---------     ---------     ---------

    Net income                                     $   8,020     $   1,218     $   8,412     $   5,623
                                                   =========     =========     =========     =========

Net income per share
    Basic:
      Income from continuing operations            $    0.38     $    0.30     $    0.95     $    1.05
      (Loss) from discontinued operations                 --         (0.17)        (0.56)        (0.45)
                                                   ---------     ---------     ---------     ---------
      Net income                                   $    0.38     $    0.13     $    0.39     $    0.60
                                                   =========     =========     =========     =========
    Diluted:
      Income from continuing operations            $    0.36     $    0.30     $    0.91     $    1.02
      (Loss) from discontinued operations                 --         (0.17)        (0.54)        (0.43)
                                                   ---------     ---------     ---------     ---------
      Net income                                   $    0.36     $    0.13     $    0.37     $    0.59
                                                   =========     =========     =========     =========

Weighted average shares outstanding
    Basic                                             21,382         9,235        21,829         9,320
    Diluted                                           22,295         9,432        22,634         9,563

Excluding special charges:
Net income from continuing operations              $  11,509     $   3,102     $  25,607     $  11,060
Net income per share - diluted:
    Income from continuing operations              $    0.52     $    0.33     $    1.13     $    1.16
    (Loss) from discontinued operations                   --         (0.17)        (0.54)        (0.43)
                                                   ---------     ---------     ---------     ---------
    Net income                                     $    0.52     $    0.16     $    0.59     $    0.73
                                                   =========     =========     =========     =========

               CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (IN THOUSANDS)


                                                           THREE MONTHS ENDED
                                             SEPTEMBER 30,                  SEPTEMBER 30,
                                                 2001                           2000

NEW BUSINESS TAKEN                                        % OF                           % OF
                                                          TOTAL                          TOTAL
North America                               $ 204,217     83%              $  67,817     40%
Europe, Africa & Middle East                   24,151     10%                 10,241      6%
Asia Pacific                                    7,370      3%                 13,908      8%
Central & South America                        10,908      4%                 77,092     46%
                                            ---------                      ---------
    Total                                   $ 246,646                      $ 169,058
                                            =========                      =========

REVENUES                                                  % OF                           % OF
                                                          TOTAL                          TOTAL

North America                               $ 194,122     70%              $  85,345     57%
Europe, Africa & Middle East                   28,399     10%                 37,505     25%
Asia Pacific                                    9,863      4%                 12,716      9%
Central & South America                        45,390     16%                 13,986      9%
                                            ---------                      ---------
    Total                                   $ 277,774                      $ 149,552
                                            =========                      =========


INCOME FROM OPERATIONS                                      % OF                         % OF
EXCLUDING SPECIAL CHARGES                                 REVENUES                      REVENUES

North America                               $  13,447      6.9%            $   3,799      4.5%
Europe, Africa & Middle East                      (67)    (0.2%)                 401      1.1%
Asia Pacific                                     (615)    (6.2%)               1,683     13.2%
Central & South America                         5,583     12.3%                 (461)    (3.3%)
                                            ---------                      ----------
    Total                                   $  18,348      6.6%            $   5,422      3.6%
                                            =========                      =========


INCOME FROM OPERATIONS

North America                               $   9,939                      $   3,694
Europe, Africa & Middle East                     (810)                           169
Asia Pacific                                     (775)                         1,629
Central & South America                         4,706                           (543)
                                            ---------                      ----------
    Total                                   $  13,060                      $   4,949
                                            =========                      =========

               CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                  SEPTEMBER 30,
                                                 2001                           2000
NEW BUSINESS TAKEN                                        % OF                           % OF
                                                          TOTAL                          TOTAL

North America                               $ 651,706     76%              $ 298,447     56%
Europe, Africa & Middle East                   53,451      6%                 56,759     11%
Asia Pacific                                   23,301      3%                 39,440      7%
Central & South America                       129,141     15%                139,109     26%
                                            ---------                      ---------
    Total                                   $ 857,599                      $ 533,755
                                            =========                      =========


REVENUES                                                  % OF                           % OF
                                                          TOTAL                          TOTAL

North America                               $ 520,523     67%              $ 228,128     50%
Europe, Africa & Middle East                   92,871     12%                131,328     29%
Asia Pacific                                   26,003      3%                 44,692     10%
Central & South America                       137,602     18%                 53,007     11%
                                            ---------                      ---------
    Total                                   $ 776,999                      $ 457,155
                                            =========                      =========


INCOME FROM OPERATIONS                                    % OF                            % OF
EXCLUDING SPECIAL CHARGES                                REVENUES                       REVENUES

North America                               $  31,081      6.0%            $   10,936      4.8%
Europe, Africa & Middle East                     (777)    (0.8%)                4,654      3.5%
Asia Pacific                                   (1,002)    (3.9%)                1,894      4.2%
Central & South America                        15,223     11.1%                 2,355      4.4%
                                            ---------                      ----------
    Total                                   $  44,525      5.7%            $   19,839      4.3%
                                            =========                      ==========

INCOME FROM OPERATIONS

North America                               $   26,572                     $   10,145
Europe, Africa & Middle East                    (2,159)                         3,934
Asia Pacific                                    (1,242)                         1,678
Central & South America                         13,814                          2,091
                                            ----------                     ----------
    Total                                   $   36,985                     $   17,848
                                            ==========                     ==========

               CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                              SEPTEMBER 30,   DECEMBER 31,
                                                   2001           2000

ASSETS

Current assets                                   $293,428       $240,760
Property and equipment, net                       105,129         98,723
Goodwill and other intangibles, net               172,504        137,436
Other non-current assets                           64,021         61,496
                                                 --------       --------

    Total assets                                 $635,082       $538,415
                                                 ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                              $247,451       $183,847
Long-term debt                                     75,000        101,800
Other non-current liabilities                     102,173         97,021
Shareholders' equity                              210,458        155,747
                                                 --------       --------

    Total liabilities and shareholders' equity   $635,082       $538,415
                                                 ========       ========


               CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       NINE MONTHS
                                                    ENDED SEPTEMBER 30,
                                                     2001        2000

Cash flows from operating activities               $ 69,305    $ (3,977)
Cash flows from investing activities                  7,251     (17,433)
Cash flows from financing activities                (48,111)     10,404
                                                   --------    --------

(Decrease)/increase in cash and cash equivalents     28,445     (11,006)
Cash and cash equivalents, beginning of the year      7,491      18,639
                                                   --------    --------
Cash and cash equivalents, end of the period       $ 35,936    $  7,633
                                                   ========    ========